Exhibit 99.3

SPECTAIRE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2023 and 2022, our audited financial statements as of and for the years ended December 31, 2022 and 2021, and other information included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Spectaire,” “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination (as defined below), the business and operations of Spectaire Holdings Inc. (formerly Spectaire Inc.) and its consolidated subsidiaries (“Spectaire”), and (ii) prior to the Business Combination, Spectaire (the predecessor entity in existence prior to the consummation of the Business Combination) and its consolidated subsidiary.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. In addition, any statements that refer to projections (including EBITDA and cash flow), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. When used in this proxy statement/prospectus, words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. When the Company discuss strategies or plans, including as they relate to the Business Combination, the Company is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

Forward-looking statements may include, but are not limited to:

●	the anticipated benefits of the Business Combination;

●	the financial and business performance of the Company;

●	the Company’s anticipated results from operations in future periods;

●	the products and services offered by the Company and the markets in which it operates;

●	the impact of health epidemics on the Company’s business and the actions the Company may take in response thereto;

●	the future price of metals;

●	the stability of the financial and capital markets;

●	other current estimates and assumptions regarding the Business Combination and its benefits; such expectations and assumptions are inherently subject to uncertainties and contingencies regarding future events and, as such, are subject to change;

●	the risk that the consummation of the Business Combination disrupts the Company’s current plans;

●	the Company’s ability to operate as a going concern;

●	the Company’s requirement of significant additional capital;

●	the Company’s limited operating history;

●	the Company’s history of losses;

●	the Company’s ability to attract qualified management;

●	the Company’s ability to adapt to rapid and significant technological change and respond to introductions of new products in order to remain competitive;

●	the Company receives a significant portion of its revenues from a small number of customers and the loss of, or nonperformance by, one or more significant customers could adversely affect the Company’s business;

●	the Company relies heavily on manufacturing operations, including contract manufacturing, to produce products, and the business could be adversely affected by disruptions of the manufacturing operation;

●	the Company’s future growth depends on a single product line and its associated services;

●	changes in governmental regulations may reduce demand for the Company’s products or increase the Company’s expenses;

●	changes in customers’ sustainability pledges may reduce demand for the Company’s products or increase the Company’s expenses;

●	evolution in carbon markets, including both commercial dynamics and governmental regulation, may have an adverse impact on the Company’s revenue model;

●	changes or disruptions in the securities markets;

●	legislative, political or economic developments;

●	the need to obtain permits and comply with laws and regulations and other regulatory requirements;

●	risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions;

●	the possibility of cost overruns or unanticipated expenses in development programs;

●	potential future litigation, including with respect to the Business Combination;

●	the Company’s lack of insurance covering all of the Company’s operations; and

●	other factors detailed in the section titled “Risk Factors.”

The forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed herein and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Company Overview

Spectaire is an industrial technology company whose core offering allows its customers to measure, manage, and potentially reduce carbon dioxide equivalent (CO2e) and other greenhouse gas emissions. Our core offering, AireCoreTM, is a fully integrated hardware, software, and data platform for logistics and supply chain players that uses mass spectrometry to directly measure their emissions. The research and development for AireCoreTM’s mass spectrometry technology began more than 15 years ago at MIT, led by our Chief Scientific Officer Dr. Brian Hemond and our co-founder Professor Ian Hunter. Our asset-light business model delivers a win-win-win for Spectaire, for our customers, and for the environment.

Companies are coming under increasing pressure from governments, customers, and the public to account for and reduce their emissions. We believe that, prior to our introduction of AireCoreTM, there was no practical way to directly measure real-time transportation emissions. Instead of directly measuring their emissions, our potential customers currently estimate their emissions using emissions estimation calculators for transport and logistics that estimate based on fuel consumption, mileage, and vehicle weight. These estimates cannot accommodate the minute-to-minute, mile-to-mile variations that often drive significant differences between these estimates and actual emissions. As a result, these estimates have come under criticism for being inaccurate, simplistic, and—until now—impossible to verify. A pilot study conducted with our anchor customer Mosolf found that their emissions estimate calculated using CSN EN 16258, a publicly available and widely used emissions estimation standard, overstated their actual emissions by approximately 60%.

Our AireCoreTM patented micro mass spectrometer (MMS) solves this problem. Unlike conventional mass spectrometers which typically have significant cost, size, power, and environmental requirements the AireCoreTM uses a proprietary miniaturized and ruggedized analyzer combined with solid state pump technology to address mobile operation in harsh environments.

AireCoreTM is cloud-connected through mobile phone networks, enabling a continuous feed of emissions data. AireCoreTM core software can also be upgraded over-the-air (OTA) smartphone-style, enabling continuous roll-out of features and improvements.

AireCoreTM is protected by a robust patent portfolio and a lengthy research and development timeline, with significant time and resources invested by MIT in developing technology that is not reflected in our historical financial statements. MIT has granted us an exclusive license for all of the intellectual property owned by MIT that underlies the AireCoreTM and is a minority shareholder in Spectaire.

Companies face a “technology gap” between emissions requirements and access to emissions management capabilities, creating a no-win scenario. We believe that AireCoreTM is the world’s first and only device able to address this technology gap by delivering real-time, accurate, and verifiable emissions measurements, and through its flagship AireCoreTM product, we provide a fully integrated hardware, software, and data solution for logistics and supply chain players to directly measure their emissions.

Growth Strategy and Outlook

We estimate a market opportunity exceeding $95 billion, derived bottom-up from logistics provider fleet sizes in the United States and Europe, and explicitly excluding several major sources of potential revenues. We believe our market is growing, and that it is well-positioned at the center of three converging forces: the evolution of the regulatory environment, changes in customer expectations, and the growth and development of carbon credit markets.

We estimate our total addressable market exceeds $95 billion.1 This figure is derived by multiplying heavy-duty truck fleet size in the United States and Europe against its unit economics.

We believe this estimate is conservative, as it excludes potential revenues from:

●	Fleets outside of the United States and Europe;

●	Applications other than logistics and transportation as the AireCoreTM product can measure the emissions from a wide range of combustion and industrial processes; and

●	Carbon credit markets, which are estimated at over $170 billion as of 2021.

1	TAM analysis excludes carbon credit TAM; Carbon credit market TAM is ~$170B (Source: Global Financial Markets Association).

Emissions are Rising Rapidly

Global CO2e emissions have risen rapidly to all-time highs and are continuing to accelerate. The National Aeronautics and Space Administration (NASA) estimates that global atmospheric CO2e levels reached 419.7 parts per million, a 10.2% increase from 2005 levels. Meanwhile, the US Energy Information Administration (EIA) estimates that 35.3 billion metric tons of CO2e was emitted in 2020 alone, roughly equivalent to the weight of 570 billion people or more than 70 times the current global population. The trajectory of emissions increases is accelerating.

We expect further growth and convergence of carbon pricing legislation and regulation in the years ahead and believe a trend of “carbon pricing without borders” will continue to accelerate, as emissions are not constrained by national or subnational borders. Emissions trading schemes are already “linking” their markets to encourage greater trading activity and liquidity, such as in the case of the Switzerland-EU ETS link, and the Regional Greenhouse Gas Initiative (RGGI), a consortium of 12 US states. We believe the growth of these trends will strengthen demand for its products and services. Both ETS and carbon taxes require accurate and continuous measurement, which is currently not possible without expensive and impractical equipment, and which can only work in lab settings, thus creating a “technology gap” between legal requirements and the capability to fulfill them. Our AireCoreTM MMS closes this “technology gap” and is key to the successful shift of manufacturer-directed emissions limits to user-directed emissions limits.

Changes in Customer Expectations

In line with government action, companies have become increasingly conscious of their environment footprint as a result of expectations placed upon them by their customers, investors, and other stakeholders. We believe our products and services actively help our customers manage their sustainability profiles and derive real commercial and operational benefits from doing so.

We believe companies with significant carbon footprints (both direct and indirect) are developing strategies to adapt their business models in response to customer and investor demands.

First, they are adopting a common language to provide transparency on their environmental footprint. The Greenhouse Gas Protocol Corporate Standard (GHG Protocol) and the Carbon Disclosure Project (CDP) are non-profit initiatives with significant participation. Over 18,700 companies representing more than half of global market capitalization participated in CDP’s annual disclosure programs, and 90% of Fortune 500 companies participating in CDP used GHG Protocol as the mechanism to frame their disclosures.

Second, they are adopting a common framework to guide their aspirations. The Science Based Targets Initiative (SBTi), a partnership between CDP, the United Stations, the World Resources Institute (WRI), and the World Wide Fund for Nature (WWF), is used by over 4,000 companies to reduce emissions in line with the Paris Agreement goals – limiting global warming to 1.5 °C above pre-industrial levels. SBTi targets are emissions reduction targets typically with a 5-15 year range from the date of submission, and can include net-zero targets.

Third, they are expanding their scope of responsibility. The GHG Protocol defines emissions as Scope 1 (direct emissions from owned or controlled sources, such as a factory’s direct emissions), Scope 2 (indirect emissions from the generation of purchased energy, such as the power plant providing electricity for the factory), and Scope 3 (all other emissions not included in Scope 1 or Scope 2, both upstream and downstream, such as truck emissions from a supplier providing raw materials to the factory). For many companies, Scope 3 emissions make up a significant, if not a majority of their emissions, which they now seek to control and influence by exerting pressure upstream and downstream on their value chain.

Companies that make such commitments require suppliers to report on their emissions and potentially purchase carbon credits or offsets as a cost of doing business. For these upstream suppliers (our direct customers), the ability to measure emissions directly enables them to comply with their customer mandates.

Growth and Development of Carbon Credit Markets

Specific types of carbon credits are typically grouped into three categories: carbon avoidance (preventing carbon from entering the atmosphere, for example, building a wind farm in lieu of a natural gas plant), carbon reduction (reducing carbon already entering the atmosphere, for example, an efficiency upgrade to an emissions source), and carbon removal (removing carbon from the atmosphere, for example, carbon sequestration projects). Carbon credits are typically certified by a verification body such as Gold Standard, Verra, American Carbon Registry, and Climate Action Reserve. The certification process is rigorous and typically specific to a methodology of measurement, the emitting activity, and sometimes the site of emissions. Market pricing of carbon credits takes these differential factors into account.

Carbon markets are split between Compliance Carbon Markets (CCMs) and Voluntary Carbon Markets (VCMs). CCMs, as their name implies, exist where carbon limits are set by governmental authorities, such as the European Union or the State of California. VCMs allow emitters outside of CCMs to voluntarily offset their carbon emissions. CCMs are generally more mature and liquid than VCMs, given the regulatory aspect of participation. Carbon credits traded in VCMs and CCMs are generally not fungible, and thus give rise to significant pricing differentials. For example, in 2022, carbon credits in the EU CCM traded at €70-€100 per MTCO2e, while carbon credits in VCMs traded at $2-$10 per MTCO2e.

Carbon markets are growing and scaling significantly. Research from the Global Financial Markets Association (GFMA) released in 2021 estimated the size of CCMs to be $170 billion, with a need to scale up to $1 trillion or more by 2030 to achieve Paris Agreement goals. Research by McKinsey & Company conducted in partnership with the Institute of International Finance estimate VCMs as much more nascent at $300 million, but forecast that the market could increase to a value of $50 billion or more by 2030.

The growth and development of carbon markets creates upside potential for Spectaire. While the business model is not dependent on carbon credits, our technologies allow companies to reduce the volume of emissions through efficiency improvements. Spectaire is prepared to participate in both CCMs and VCMs, and is in the certification process with both Gold Standard and Verra.

Spectaire’s Business Model

Our business model is based on asset-light production and delivers a win-win-win for Spectaire from high-margin revenue streams, for our customers who realize lower costs and new revenues, and for the environment from better outcomes and more effective public policy.

A Win for Spectaire: Three High-Margin Revenue Streams

We can achieve three high-margin revenue streams through its AireCoreTM MMS product line.

●	Product sales. We intend to sell the AireCoreTM MMS directly to customers at a price of $2,000 per unit. We project an approximately 30% gross margin on a unit basis for product sales. We derive this gross margin estimate from current bill-of-materials and labor cost on a unit basis.

●	Data subscription and services. The AireCoreTM MMS requires an annual data subscription to operate, at $1,000 per unit per year. The data subscription grants access to applications, reporting capabilities, and secure cloud connectivity. We project an approximately 65% gross margin on data subscriptions. We derive this gross margin estimate from current estimated cost of technology infrastructure necessary to service our installed base based on our customer pipeline.

●	Carbon credits. We will receive a 50% share of carbon credits. Carbon credits pricing will vary depending on their market, certification, and quality, but offer a 100% gross margin. We believe that carbon credits require negligible or no directly attributable cost of goods sold.

A Win for Customers: Lower Costs and New Revenues

Our customers realize immediate and long-term benefits by deploying the AireCoreTM MMS product at scale.

●	Reduced compliance costs. Proving lower emissions for customer fleets results in reduced costs to purchase carbon credit offsets and carbon taxes. In a pilot study conducted with an anchor customer, we found that calculated estimates overstated emissions by approximately 60% versus what was measured by AireCoreTM.

●	Increased competitiveness. Customers that use and properly maintain modern fleets will be able to prove lower carbon footprints which will make those fleets more competitive, leading to increased business and potentially increased haulage rates.

●	Access to new revenues. Customers will receive a 50% share of carbon credits, which they are able to sell into markets for incremental revenues.

A Win for the Environment: Better Outcomes and More Effective Public Policy

Our technologies provide significant direct and indirect benefits for the environment far into the future.

●	Lower emissions. Increasing usage of our AireCoreTM MMS enables companies to better control their emissions, supporting their emissions reductions and net zero commitments.

●	Geolocated emissions databank. Over time, we will use our data to create a proprietary geolocated emissions databank. Customers will be able to design their routes according to this databank, achieving cleaner and more efficient operations.

●	Improved effectiveness of public policy. Emissions legislation, regulation, and commitments are impractical to enforce today because companies experience a technology gap with no way to accurately measure their emissions in real-time. We fill this technology gap by providing the vital missing piece for companies to deliver on their commitments.

Prospects for Future Growth

We plan to grow and scale our business significantly through a “land and expand” strategy, serving customers who are upstream suppliers of large emitters focused on their Scope 3 emissions.

Our Go-To-Market Approach

We focus on customers in the logistics industry who have made public commitments to reducing emissions, who have invested in technology that helps lower their carbon footprint, and who appreciate AireCoreTM’s easy-to-understand value proposition to accurately quantify those reductions.

We believe that awareness of this problem – unreliable emissions calculations—spans many industries, and that we face no meaningful direct competition in this space. We believe a growing number of customers publishing accurate emission reduction figures supported by Spectaire will increase visibility among partners, suppliers, and vendors across an inherently interconnected industry. Our sales approach is tailored specifically to senior executives, who know the value of not only reducing emissions but also having reliable measurements and reports from outside sources for increased risk mitigation. We believe these network effects will support its “land and expand” go-to-market strategy.

Pilot Programs

Our customer engagement model is designed for modern, globalized operations. By focusing our initial pilots on companies that are already well-known to the Spectaire management team and board, we can achieve a significant and positive impact for our customers in managing efficient logistics solutions even without a physical presence in each territory.

We are currently preparing and deploying a robust set of pilot deployments with five customers—Borghi, Fonterra, Fortigo, Mosolf, and American Ag Energy—representing a potential fleet size of over 12,000 assets.

Customer Pipeline

We have a robust customer pipeline with line of sight to over 300,000 unit sales. We categorize our pipeline in four buckets.

●	Pilot customers (as described above) represent 12,000 potential units across five customers. Initial units of our pilots have been completed and are ready for delivery.

●	Tier 1 customer pipeline represents a highly strategic customer base with large fleet sizes, representing a total fleet size of over 125,000 units. Tier 1 customers are ready for demos and installation.

●	Tier 2 customer pipeline represents a strategically significant customer base of nearly 40,000 units, but with smaller fleet sizes versus the Tier 1 pipeline. Tier 2 customers are ready for demos and installation.

●	Tier 3 customer pipeline represents longer-term customers due to fleet size and strategic priorities, which account for nearly 150,000 units. Tier 3 customers have indicated readiness for demos.

Our customer pipeline is designed to meet its near-to-medium-term sales targets. Our pipeline includes customers across four continents and multiple logistics sectors, who in turn cater to private and public entities, all seeking measured emissions reductions. We believe the trend of increasingly stringent global regulations aimed at reducing emissions will continue, and result in increasing demand for the cutting-edge solutions we provide with AireCoreTM. As such, we are confident in the continued growth and conversion of its customer pipeline.

Asset-Light Manufacturing Model

Our current manufacturing facility in Watertown, Massachusetts is of sufficient scale to supply the pilot units and smaller production volumes. We employ a lean manufacturing approach which minimizes engineering investment, while meeting precise technological requirements and encouraging continuous improvement.

We are currently working with multiple providers of contract manufacturing to develop agreements that will allow us to significantly increase production capacity and accommodate the growth in demand for AireCoreTM units. We believe these agreements will allow us to outsource machining, fabrication, and assembly, while realizing improved input cost pricing and gross margins by procuring raw materials at scale.

Our asset-light manufacturing model will pair extensive in-house R&D and limited in-house production with a scaled-up network of contract manufacturers. AireCoreTM is well-suited for contract manufacturing, as the hardware platform is designed to maximize optionality and minimize customization, while the software platform is cloud-connected and relies on smartphone-style over-the-air (OTA) upgrades to continuously roll out new features and improvements. We believe this business model provides a flexible and highly variable cost structure and limits fixed capital expenditures. We believe this business model will allow us to continue innovating while rapidly shortening the time-to-market.

Margin Profile Evolution

We believe we will benefit from unique characteristics in its business model, such that its margin profile will structurally improve over time. Our revenue mix will shift between its three revenue streams over time, which will include unit sales (approximately 30% gross margin), data subscriptions and services (approximately 65% gross margin), and carbon credits (100% gross margin).

Our revenues will initially be weighted towards unit sales. Over time, as the AireCoreTM MMS installed base grows and scales, we will be able to realize an increasing share of revenues from its data subscriptions (at a higher margin versus unit sales). Subsequently, we expect that it will begin deriving significant revenues from carbon credits. As the installed base grows, the center of gravity for revenue sources is expected to shift to progressively higher-margin revenue streams, which we believe will allow it to grow and increase its profitability over the long term.

Recent Developments

Business Combination

Spectaire entered into the Merger Agreement with PCCT on January 16, 2023. Pursuant to the Merger Agreement, and assuming a favorable vote of PCCT’s stockholders and the satisfaction or waiver of certain other customary closing conditions described in this Form 8K/A, Merger Sub, a newly formed subsidiary of PCCT, will be merged with and into Spectaire.

On October 19, 2023, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of New Spectaire (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On October 16, 2023, the Company effected a deregistration under the Companies Act (As Revised) of the Cayman Islands and a domestication under the General Corporation Law of the State of Delaware (the “DGCL”), as amended, pursuant to which the Company’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware (the “Domestication”). In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) and each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”), converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Company (“Common Stock”), (ii) each issued and outstanding warrant to purchase one Class A Ordinary Share (“Cayman Warrant”) converted automatically into a warrant to acquire one share of Common Stock (“Warrant”) pursuant to the Warrant Agreement, dated as of October 27, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) each issued and outstanding unit of the Company, consisting of one Class A Ordinary Share and one-half of one Cayman Warrant, was cancelled and entitled the holder thereof to one share of Company Common Stock and one-half of one Warrant.

On October 11, 2023, the Company entered into a private placement subscription agreement (the “PIPE Subscription Agreement”) with an investor (the “PIPE Investor”), pursuant to which the PIPE Investor agreed to subscribe for newly-issued shares of Common Stock (the “PIPE Shares”), with an aggregate purchase price of $3,500,000. On October 19, 2023, concurrently with the closing of the Business Combination, the PIPE Investor closed on the purchase of 50,000 PIPE Shares at a price of $10.00 per share, for an aggregate purchase price of $500,000 (the “PIPE Investment”). Pursuant to the PIPE Subscription Agreement, within two years following the Closing, the PIPE Investor will purchase additional PIPE Shares in one or multiple subsequent closings for a purchase price per share of $10.00 (subject to as described in the PIPE Subscription Agreement) for an aggregate purchase price of $3,000,000 (the “Additional Investments”).

The purchase and sale of the PIPE Shares in the Additional Investments is conditioned upon typical conditions for transactions of this type. The PIPE Shares issued and sold in the PIPE Investment and to be issued and sold in the Additional Investments pursuant to the PIPE Subscription Agreement have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”) and have been and will be issued in reliance on the availability of an exemption from such registration.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, PCCT was treated as the acquired company and Spectaire was determined to be the acquirer for financial statement reporting purposes.

As a result of the Business Combination, each share of Spectaire’s preferred stock and common stock was converted into the right to receive approximately 0.43 shares of Common Stock. After the Close of the Business Combination, there were 15,344,864 shares of Common Stock issued and outstanding.

The Common Stock and Warrants commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbols “SPEC” and “SPECW,” respectively, on October 20, 2022, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination.

Acquisition of MicroMS

On December 13, 2022, Spectaire engaged in a group corporate reorganization in which the owners of MicroMS contributed their equity interests in MicroMS to Spectaire in exchange for equity in Spectaire. As part of this reorganization (the “MicroMS Merger”), the ownership of MicroMS was transferred to Spectaire. From September 2022 to December 13, 2022, Spectaire had limited pre-combination activities and was formed specifically to acquire MicroMS. All mergers or business combinations require the identification of the acquiring entity, which is the entity that obtains control of the acquiree. A merger or business combination may be consummated by forming a new entity that has no significant pre-combination activities other than to issue shares to the shareholders of the combining companies. In such situations, regardless of the number of entities involved in the merger, Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) precludes the new entity from being identified as the acquirer. Based on this guidance, management has determined that since Spectaire was newly-formed for the sole purpose of acquiring MicroMS and had limited activity prior to the MicroMS Merger, Spectaire is considered a new entity that lacks substance in the context of ASC 805 and therefore could not be the accounting acquirer. As MicroMS was acquired through an exchange of equity interests, further analysis was needed to determine the accounting acquirer. The Company determined that MicroMS was the accounting acquirer, as MicroMS has a clear business purpose and operating assets including a license agreement to generate revenue streams and has invested resources in developing its technology, Spectaire has no operations, MicroMS is significantly larger than Spectaire, the board composition and management is mixed between former MicroMS and Spectaire executives so these factors were considered neutral, and there was no other shareholder or group of shareholders that had substantive kick-out or participating rights. As such, the MicroMS Merger was accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“US GAAP”). Under this method of accounting, Spectaire, who is the legal acquirer, is treated as the “acquired” company for accounting purposes and MicroMS is treated as the accounting acquirer whereby the historical financial statements of MicroMS became the historical financial statements of Spectaire upon the closing of the MicroMS Merger. Accordingly, the MicroMS Merger was treated as the equivalent of MicroMS issuing shares at the closing of the MicroMS Merger for the net assets of Spectaire as of the closing date, accompanied by a recapitalization. The net assets of Spectaire were stated at historical cost, with no goodwill or other intangible assets recorded.

Key Financial Definitions/Components of Results

Revenue

Spectaire will earn revenue based on three high-margin revenue streams through its AireCoreTM MMS product line.

●	Product Sales. Spectaire intends to sell the AireCoreTM MMS directly to customers at a price of $2,000 per unit. Spectaire projects an approximately 30% gross margin on a unit basis for product sales.

●	Data Subscription and Services. The AireCoreTM MMS requires an annual data subscription to operate, at $1,000 per unit per year. The data subscription grants access to applications, reporting capabilities, and secure cloud connectivity. Spectaire projects an approximately 65% gross margin on data subscriptions.

●	Carbon Credits. Spectaire will receive a 50% share of carbon credits. Carbon credits pricing will vary depending on their market, certification and quality, but offer a 100% gross margin.

Operating Expenses

Selling, general and administrative expense

Selling, general and administrative expense consists primarily of personnel-related expenses for our executives. These expenses also include non-personnel costs, such as rent, legal, audit and accounting services, share-based compensation expense and other professional fees.

Depreciation expense

Depreciation expense consists of depreciation of Spectaire’s lab equipment.

Research and development expense

Research and development expense includes internal personnel and third party consulting costs related to preliminary research and development of Spectaire’s products and platforms and share-based compensation expense.

The following table sets forth our condensed consolidated statement of operations for the three and nine months ended September 30, 2023 and 2022, and the dollar and percentage change between the two periods:

	Three months ended September 30,				Nine months ended September 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenue	-	-	-		-	-	-
Costs and expenses:
General and administrative	2,200,885	60,528	2,140,357	3,536%	7,985,445	78,654	7,906,791	10,053%
Depreciation Expense	4,289	2,661	1,628	61%	11,020	7,694	3,326	43%
Research and development	740,040	211,997	528,043	249%	1,985,590	550,975	1,434,615	260%
Sales and Marketing	103,134	-	103,134	NM *	329,134	-	329,134	NM *
Total costs and expenses	3,048,348	275,186	2,773,162	1,008%	10,311,189	637,323	9,673,866	1,518%
Operating loss	(3,048,348)	(275,186)	(2,773,162)	1,008%	(10,311,189)	(637,323)	(9,673,866)	1,518%
Other income (expense):
Interest income	-	3	(3)	(100)%	-	23	(23)	(100)%
Interest income on marketable securities	15,503	-	15,503	NM *	43,187	-	43,187	NM *
Interest Expense	(1,987,482)	-	(1,987,482)	NM *	(4,007,386)	-	(4,007,386)	NM *
Loss on initial issuance of warrants	-	-	-	-	(7,309,584)	-	(7,309,584)	NM *
Gain on extinguishment of debt	-	700,000	(700,000)	(100)%	-	700,000	(700,000)	(100)%
Loss before income taxes	(5,020,327)	424,817	(5,445,144)	(1,282)%	(21,584,972)	62,700	(21,647,672)	NM *
Income tax expense	-	-	-	-	-	-	-	-
Net (loss) income	(5,020,327)	424,817	(5,445,144)	(1,282)%	(21,584,972)	(62,700)	(21,647,672)	NM *

NM* - Percentage change not meaningful

General and administrative expenses

General and administrative expenses increased by $2,140,357 or 3,536%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily related to share-based compensation expense ($1,357,040), audit and accounting fees ($308,462) and legal expenses ($205,797).

General and administrative expenses increased by $7,906,791 or 10,053%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily related to share-based compensation expense ($4,071,143), audit and accounting fees ($899,200), legal expenses ($1,078,664) and bonus expense ($1,085,000). Increases related to bonus and other Business Combination expenses are non-recurring one-time costs. Spectaire expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Depreciation expense

Depreciation expense increased by $1,628 or 61% for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily related to depreciation on Spectaire’s lab equipment.

Depreciation expense increased by $3,326 or 43% for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily related to depreciation on Spectaire’s lab equipment.

Research and development

Research and development increased by $528,043 or 249%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily related to an increase in personnel costs as Spectaire continues to develop its products and technology.

Research and development increased by $1,434,615 or 260%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily related to an increase in personnel costs as Spectaire continues to develop its products and technology. Spectaire expects that its research and development will increase in future periods commensurate with the expected growth of its business.

Sales and marketing

Sales and marketing increased by $103,134, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily related to an increase in personnel costs as Spectaire continues to develop its products and technology.

Sales and marketing increased by $329,134, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily related to an increase in personnel costs as Spectaire continues to develop its products and technology. Spectaire expects that its sales and marketing will increase in future periods commensurate with the expected growth of its business.

Interest Expense

For the three months ended September 30, 2023, Spectaire incurred $1,987,482 of interest expense primarily related to the Arosa loan ($324,000) and the Arosa warrants ($1,625,000), as defined below.

For the nine months ended September 30, 2023, Spectaire incurred $4,007,386 of interest expense primarily related to the Arosa loan ($666,027), convertible debt ($91,215) and the Arosa warrants ($3,250,000), as defined below.

Gain on extinguishment of debt

During the year ended December 31, 2022, Spectaire recognized a gain on the extinguishment of debt of $700,000. During 2021 and 2022, a lender loaned money to MicroMS with the intention of becoming a shareholder once an initial capital commitment was met. This capital commitment was never met as the lender ran into liquidity issues. In September 2022, Spectaire and the lender entered into a termination and mutual release agreement which terminated any obligations of Spectaire for repayment. As such the total amount owed, $700,000, was recognized into income as an extinguishment of debt for the year ended December 31, 2022.

Loss on initial issuance of warrants

During the nine months ended September 30, 2023, Spectaire recorded $7,309,584 of loss related to the initial issuance of the Arosa warrants, as defined below.

Net loss

The net loss was $5,020,327 for the three months ended September 30, 2023 compared to the net income of $424,817 for the three months ended September 30, 2022. The change primarily relates to an increase in operating expenses, as discussed above.

The net loss was $21,584,972 for the nine months ended September 30, 2023 compared to the net income of $62,700 for the nine months ended September 30, 2022. The change primarily relates to an increase in operating expenses, as discussed above.

Liquidity and capital resources

Historically, Spectaire’s primary sources of liquidity have been cash flows from contributions from founders or other investors. Spectaire reported operating losses for the nine months ended September 30, 2023 and profit for the nine months ended September 30, 2022. The Company reported negative cash flows from operations of $5,506,208 and $568,744 for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, Spectaire had an aggregate cash balance of $105,905 and a net working capital deficit of $3,751,968.

Spectaire reported operating losses for the years ended December 31, 2022 and 2021 and negative cash flows from operations of $365,813 for the year ended December 31, 2022. As of December 31, 2022, Spectaire had an aggregate cash balance of $18,886 and a net working capital deficit of $386,812.

Spectaire’s future capital requirements will depend on many factors, including its revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, Spectaire will need to raise additional financing. While there can be no assurances, Spectaire intends to raise such capital through issuances of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, Spectaire may not be able to raise it on terms acceptable to it or at all. If Spectaire is unable to raise additional capital when desired, Spectaire’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern.

Note Receivable - Related Party

On March 31, 2023, the Company entered into a promissory note (the “Note) with Perception Capital Corp. II. (the “Maker”) which the Company will advance to the Maker a sum of $500,000. On August 17, 2023, the Note was amended to $778,000 effective June 16, 2023. On September 6, 2023, the Note was further amended to $818,000. The Note does not bear interest and is payable on the date of the termination of the merger agreement or at any time at the election of the Maker. On April 3, 2023, and April 18, 2023, the Maker drew down $200,000 and $300,000 on this note respectively. On June 16, 2023, and June 30, 2023, the Maker drew down an additional $110,000 and $84,000 on this note respectively. On August 1, 2023 and September 5, 2023, the Maker drew a further $84,000 and $40,000 respectively. At September 30, 2023, $818,000 is recorded as an asset on the condensed consolidated balance sheet under this agreement. Upon the consummation of the Business Combination on October 19, 2023, Perception Capital Corp. II. repaid a total of $125,000 of this Note and was released from all other obligations under this Note and the Note was cancelled, as it was effectively assumed by Spectaire in the Business Combination.

Loan Payable

On March 31, 2023, Spectaire, as borrower, entered into a Loan Agreement with Arosa Multi-Strategy Fund LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in a principal amount not to exceed $6.5 million (the “Loan Agreement”), comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million (the “Arosa Escrow Funds”) was funded into an escrow account (the “Arosa Escrow Account”) pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, Federal Savings Bank (“FSB’), and (ii) Arosa caused its affiliate to transfer founder units valued by the parties at $1.5 million (the “Arosa Founder Units”) to Spectaire. Spectaire will distribute the Arosa Founder Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account is subject to the satisfaction or waiver of customary conditions, including certification that all representations and warranties contained in the Loan Agreement and related documents are true and correct in all material respects. These funds were released from escrow on April 17, 2023.

The Arosa Loan will mature on March 27, 2024 (the “Maturity Date”). In the event that the outstanding principal amount and the final payment amount of $1.3 million (the “Final Payment Amount”) are not paid in full on the Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

The Company may prepay all, but not less than all, of the outstanding balance of the Arosa Loan at any time upon three days’ prior written notice to Arosa. Spectaire will be required to repay the outstanding principal amount of the Arosa Loan, plus the Final Payment Amount and all other sums, if any, that have become due and payable under the Loan Agreement, upon the occurrence of an event of default under the Loan Agreement, the closing of the Business Combination or the occurrence of a Change of Control (as defined in the Loan Agreement). In addition, upon the receipt by Spectaire or any of its subsidiaries of proceeds from an asset sale, Spectaire will be required to repay all or a portion of the outstanding principal amount of the Arosa Loan equal to the amount of the proceeds received from such asset sale.

Pursuant to the Loan Agreement, Spectaire will pay to Arosa all expenses incurred by Arosa through and after March 31, 2023 relating to the Arosa Loan, provided that Spectaire will not be required to pay any fees of counsel to Arosa incurred on or prior to March 27, 2023 in excess of $200,000. As of September 30, 2023, $119,576 was expensed for counsel fees under the Loan Agreement of which $69,576 is included in accounts payable and accrued expenses on the condensed consolidated balance sheet.

While the Arosa Loan remains outstanding, Arosa will, subject to certain limitations, have the right to participate in any capital raise by Spectaire or any of its subsidiaries consummated on or prior to the Maturity Date.

The Loan Agreement includes customary representations, warranties and covenants of the parties for loans of this type. The Loan Agreement also contains customary events of default, including, among others, non-payment of principal or interest by Spectaire, violations of covenants by Spectaire, Spectaire’s insolvency, material judgments against Spectaire, the occurrence of any material adverse change with respect to Spectaire, breaches by any party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between Spectaire and Massachusetts Institute of Technology or the failure of Spectaire to issue the Arosa Warrants.

Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.

On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Closing Date Warrant”). Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Merger, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Additional Warrant”). Taken together after giving effect to the closing of the Merger, the shares of NewCo common stock underlying the Closing Date Warrant and the Additional Warrant will represent 10.3% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis. On May 2, 2023, the Company issued Arosa a warrant to purchase 2,200,543 shares of common stock. As a result of the issuance of the warrant, which met the criteria for equity classification under applicable US GAAP, the Company recorded additional paid-in capital in the amount of $13.8 million which was the fair value of the warrants on the issuance date. As a result, the Company recognized a loss on initial issuance of warrants of $7.3 million.

On October 13, 2023, The Company requested an additional advance in the aggregate principal amount of $650,000 (the “Additional Advance”) under the Arosa Loan Agreement. The Advance together with the original loan in the aggregate principial amount of $6,500,000 advanced by the Lender to the Borrower on or around March 31, 2023 constitute the Loan for all purposes under the Arosa Loan Agreement and the other Loan Documents such that the aggregate outstanding principal amount of the Loan after the making of the Additional Advance is $7,150,000, and all of the terms and conditions applicable to the Loan under the Loan Agreement and the other Loan Documents shall apply to the Additional Advance.

Debt Financings

In October, November, and December 2022, Spectaire entered into three convertible notes with shareholders to which the shareholders agreed to loan to Spectaire, in the aggregate, $437,499. In January 2023, Spectaire entered into four additional convertible notes for a face value of $500,000, $369,980, $100,000, and $50,000. In February 2023, Spectaire entered into two additional convertible notes for a face value $500,000 and $75,000. In April 2023, Spectaire entered into an additional convertible notes with a face value of $225,000. In August 2023, Spectaire entered into two additional convertible note for a face value $100,000 (All notes collectively the “Convertible Promissory Notes”).

The Convertible Promissory Notes bear interest at a rate of 6% per annum and subject to the conversion provisions, all principal and interest shall be due and payable on May 8, 2024. Effective upon the closing of a Qualified Financing (as defined below), all of the outstanding principal and interest under the Convertible Promissory Notes will automatically be converted into shares of the same class and series of capital stock of Spectaire issued to other investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the lower of (i) the price per share of Qualified Financing Securities paid by the other investors in the Qualified Financing and (ii) the price per share that would have been paid by the investors in the Qualified Financing had the pre-money valuation of Spectaire been $17,900,000 (the “Valuation Cap”) (it being understood that, for purposes of clause (ii), the total number of securities of Spectaire outstanding shall be deemed to include all securities issuable upon the exercise or conversion of Spectaire Options or warrants then outstanding (including any securities reserved and available for future issuance under any equity incentive plan of Spectaire), but shall exclude any securities issuable upon conversion or cancellation of the Convertible Promissory Notes and any other indebtedness of Spectaire or similar instruments), in each case with any resulting fraction of a share rounded down to the nearest whole share. “Qualified Financing” means the first issuance or series of related issuances of capital stock by Spectaire after the date of the Convertible Promissory Note, with immediately available gross proceeds to Spectaire (excluding proceeds from this and any other indebtedness of Spectaire or similar instruments that convert into equity in such financing) of at least $2,500,000. Spectaire shall notify the holder in writing of the anticipated occurrence of a Qualified Financing at least five days prior to the closing date of the Qualified Financing. Each holder has agreed to execute and become party to all agreements that Spectaire reasonably requests in connection with such Qualified Financing.

Upon the closing of the Business Combination on October 19, 2023, all of the outstanding principal and interest under the Convertible Promissory Notes automatically converted into shares of the same class and series of capital stock of the Company at a conversion price of $1. A total of $3,320,084 was converted into 3,320,084 Class A shares.

Equity Financings

In October, November, and December 2022, prior to the merger with MicroMS, Spectaire raised approximately $455,000 from a Series Seed Preferred Stock.

Cash flows for the nine months ended September 2023 and 2022.

The following table summarizes Spectaire’s cash flows from operating, investing and financing activities for the nine months ended September 30, 2023 and 2022:

	For the nine months ended September 30,
	2023	2022
Net cash used in operating activities	$(5,506,208)	$(568,744)
Net cash provided by (used in) investing activities	$(508,753)	$(7,874)
Net cash provided by financing activities	$6,101,980	$459,980

Cash flows from operating activities

Net cash used in operating activities for the nine months ended September 30, 2023 was $(5,506,208), primarily related to Spectaire’s net loss for the period partially offset by Spectaire’s non-cash items such as share-based compensation, loss on initial issuance of warrants and non-cash interest expense as well as an increase in accounts payables.

Net cash used in operating activities for the nine months ended September 30, 2022 was $(568,744), primarily related to the gain on extinguishment of debt during the nine months period.

Cash flows from investing activities

Net cash used in investing activities during the nine months ended September 30, 2023 was $(508,753), driven by the purchases of marketable securities.

Net cash used in investing activities during the nine months ended September 30, 2022 was $(7,874), driven by the purchases of lab equipment.

Cash flows from financing activities

Net cash provided by financing activities during the nine months ended September 30, 2023 was $6,101,980, consisting of the proceeds received from the issuance of the Convertible Promissory Notes and entering into the Arosa Loan Agreement partially offset by disbursement from the issuance of note receivable.

Net cash provided by financing activities during the nine months ended September 30, 2022 was $459,980, consisting of the proceeds from the issuance of a note payable and advance from related party.

Contractual Obligations and Commitments

AirCore Mass Spectrometer Program

On June 30, 2023, the Company entered into an agreement with a Contract Manufacturer in which the vendor will support the Company with a co-build of 5 AireCore Mass Spectrometers at the Company’s facilities followed by documentation and assembly of 50 AireCore Mass Spectrometers at the vendor’s facility. The co-build, documentation and assembly is estimated to cost $276,834.

Off balance sheet arrangements

As of the date of this Form 8K/A, Spectaire does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Spectaire is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently Spectaire does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

We expect to be an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Initial Public Offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Interest Rate Risk

The Company maintains its cash in checking and savings accounts. The Company held investment securities in mutual funds primarily in U.S. government securities We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and marketable securities. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.  As of September 30, 2023 and December 31, 2022, our cash were maintained with one financial institution in the United States in checking and savings accounts.

At September 30, 2023, the Company held investment securities in mutual funds primarily in U.S. government securities. Since all of the Company’s permitted investments consist of treasury securities, fair values of its investments are determined by Level 1 inputs utilizing quoted market prices (unadjusted) in active markets for identical assets. These securities are presented on the condensed consolidated balance sheet at fair value at the end of the reporting period. Earnings on these securities are included in interest income on marketable securities in the condensed consolidated statement of operations and are automatically reinvested. The fair value of these securities is determined using quoted market prices in active markets for identical assets.

Critical Accounting Policies and Significant Management Estimates

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, expressed in U.S. dollars. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). All significant intercompany balances and transactions have been eliminated in consolidation. The December 31, 2022 condensed consolidated balance sheet herein was derived from the audited consolidated financial statements at that date, but does not include all disclosures including notes required by U.S. GAAP for complete financial statements. Spectaire also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 3 to Spectaire’s condensed consolidated financial statements as of and for the nine months ended September 30, 2023.

Preparation of condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis the Company evaluates its estimates including those relating to fair values, income taxes, and contingent liabilities among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.

In addition, management monitors the effects of the global macroeconomic environment, including increasing inflationary pressures; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

●	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

●	Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, marketable securities, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. All of the Company’s debt is carried on the condensed consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting.

Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ deficit in its condensed consolidated balance sheets. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the condensed consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating losses (gains) in the condensed consolidated statements of operations. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the condensed consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

Research and development costs

Costs related to preliminary research and development of internal use software are expensed as incurred as a component of operating expenses.

Net loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. For the nine months ended September 30, 2023, the preferred shares, unvested restricted stock awards, and potential shares from convertible notes were not included in the calculation of diluted net loss per share as their effect would be anti-dilutive. There were no potential dilutive common stock equivalents for the nine months ended September 30, 2022.

Recent Accounting Pronouncements

See Note 3, “Summary of Significant Accounting Policies”, to Spectaire’s unaudited condensed consolidated interim financial statements.